Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

Ormat Technologies Reports Third quarter 2019 financial results

Electricity revenues increase 6.1% and gross margins expand TO 32.5%;

COMPANY raises 2019 Revenue guidance to Upper End of Range and increasES adjusted ebitda Guidance

RENO, Nev. November 6, 2019, Ormat Technologies, Inc.1 (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2019.

($ millions, except per share amounts)	Q3 2019	Q3 2018	Change (%)
Revenues
Electricity	124.0	116.9	6.1%
Product	43.0	48.4	(11.2% )
Other	3.5	1.2	203.0%
Total Revenues	170.5	166.5	2.4%
Gross Profit	55.5	48.8	13.7%
Gross margin (%)
Electricity	35.4%	31.7%
Product	27.8%	26.4%
Other	(9.3% )	(89.0% )
Gross margin (%)	32.5%	29.3%

Operating income	38.7	25.9	49.5%
Net income attributable to the Company’s shareholders	15.6	10.6	47.5%
Diluted EPS	$0.30	$0.21	42.9%
Diluted EPS W/O the impact of Puna[2]	$0.35	$0.26

Adjusted Net income attributable to the Company’s stockholders[3]	15.6	15.6
Diluted Adjusted EPS[3]	$0.30	$0.31

Adjusted EBITDA[3]	85.5	75.6	13.0%
Adjusted EBITDA W/O the impact of Puna[3]	87.0	77.3	12.5%

1 Ormat Technologies, Inc. is also referred to herein as the “Company”, “Ormat”, “we” or “us”

2 Diluted EPS excludes $2.5 million and $2.6 million related to Puna in the three months ended September 30, 2019 and 2018, respectively

3 Reconciliation is set forth below in this release

ORMAT TECHNOLOGIES, INC. 6140 Plumas Street Reno, Nevada • +1-775-356-9029 • ormat@ormat.com

“We continue to deliver on our stated goals of growing revenues and expanding gross margin,” commented Isaac Angel, Chief Executive Officer. “Total revenues increased 2.4%, driven by strong growth of 6.1% in our core Electricity revenues, which helped to offset both the lack of revenues from our Puna plant in Hawaii (which is preparing to re-start operations after the damage from the 2018 eruption of the Kilauea volcano), as well as the expected quarterly decline in our Product segment revenues. These strong results demonstrate the overall robustness of our Electricity segment and the benefit of our diversified portfolio of operations. Our gross margins also expanded on a year-over-year basis due to the positive impacts of our initiatives to improve plant-level efficiencies and to increase the geographic diversification of our Product segment into higher-margin territories.”

Mr. Angel continued, “The reconstruction efforts at Puna are on schedule and we expect our refurbishment activities will be completed by the end of the year, enabling us to deliver energy from the plant. All of our insurers have now started paying the costs to rebuild the damaged power plant equipment. However, certain insurers rejected our claim for business interruption coverage, and we have filed a lawsuit against these insurers. These lawsuits will not impact our plans for re-starting the Puna facility, and we expect to be able to sell the electricity produced at Puna as soon as the relevant permits required from local authorities for the operation of the substation and the transmission network upgrades being undertaken by our partners at Hawaii Electric Light Company (HELCO) are received. These are expected by the end of Q1 2020, and so we expect to be able to bring the power plant back to operation promptly thereafter, and to gradually increase the power plant’s generating capacity as we complete wellfield drilling work, with a target of regaining full operation by the end of the second quarter of 2020.”

“In the product segment, we are working on new opportunities in New Zealand, Indonesia and the Philippines to diversify and grow our backlog.” continued Mr. Angel. “We remain on pace to meet our full-year targets in all segments and expect to continue our growth path in 2020”

financial highlights for The third quarter of 2019

●	Total revenues of $170.5 million, up 2.4% compared to the third quarter of 2018;

●

Electricity segment revenues of $124.0 million, up 6.1% compared to Q3 2018, with the growth resulting from the commencement of commercial operation of the third phase of the McGinness Hills Complex in Nevada, which began in December 2018;

●	Electricity segment gross margin was 35.4% compared to 31.7% for Q3 2018. Excluding the impact from Puna, Electricity segment gross margin would have been 38.7% in Q3 2019 and 35.3% in Q3 2018;

●	Product segment backlog was approximately $167.0 million as of November 6, 2019;

●

Net income was $15.1 million in Q3 2019 compared to $10.1 million in Q3 2018, an increase of $5.0 million mainly due to an increase of $12.8 million in operating income partially offset by an increase of $8.4 million in income tax provision;

●	Net income attributable to the Company's stockholders in Q3 2019 was $15.6 million, or $0.30 per diluted share, compared to $10.6 million, or $0.21 per diluted share in Q3 2018;

●

Adjusted EBITDA increased 13.0% to $85.5 million from $75.6 million in Q3 2018[4]. Adjusted EBITDA includes approximately negative $1.5 million and negative $1.7 million of Adjusted EBITDA related to Puna in Q3 2019 and Q3 2018, respectively. Adjusted EBITDA, excluding any impact from Puna, was $87.0 million in Q3 2019 and $77.3 million in Q3 2018;

●	The Company declared a quarterly dividend of $0.11 per share for the third quarter of 2019.

Recent Developments

●	Announced the commercial operation of the Hinesburg Battery Energy Storage System (Hinesburg BESS) under an agreement with Vermont Electric Cooperative (VEC).

●

Entered a partnership agreement with a private investor that acquired membership interests in the McGinness Hills phase 3 power plant to receive substantially all of the plant’s tax attributes for an initial purchase price of approximately $59.3 million.

4 Reconciliation is set forth below in this release

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2019 GUIDANCE

Mr. Angel added, “We are raising our 2019 Revenue guidance to the upper end of the range and increasing Adjusted EBITDA guidance. Excluding Puna, we expect full-year 2019 total revenues of between $731 million and $743 million, with Electricity segment revenues between $535 million and $540 million, and Product segment revenues between $185 million and $190 million. Revenues from our energy storage services business are expected to be between $11 million and $13 million. We expect 2019 Adjusted EBITDA to be between $385 million and $390 million. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $23 million. This guidance, with regard to revenues, Adjusted EBITDA and Adjusted EBITDA attributable to minority interest, excludes any contribution and/or impact from Puna.”

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months ended September 30, 2019. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes expense related to still evolving effects of the tax law reform in the United States and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA.

THIRD QUARTER 2019 FINANCIAL RESULTS (COMPARING THE QUARTER ENDED SEPTEMBER 30, 2019 TO THE QUARTER ENDED SEPTEMBER 30, 2018)

Total revenues for the quarter were $170.5 million, up 2.4% compared to the same quarter last year. Electricity segment revenues increased 6.1% to $124.0 million, up from $116.9 million last year. The increase was mainly attributable to the commencement of commercial operation of the third phase of the McGinness Hills Complex in Nevada, effective December 2018, which generated total complex revenues of $20.0 million for the three months ended September 30, 2019 compared to $12.8 million for the three months ended September 30, 2018. Product segment revenues decreased 11.2% to $43.0 million, down from $48.4 million in the same quarter last year. Other segment revenues were $3.5 million compared to $1.2 million in the same quarter last year. The increase was mainly driven by the start of operation of two storage energy facilities in the PJM market.

General and administrative expenses were $11.9 million, or 7.0% of total revenues, compared to $13.6 million, or 8.2% of total revenues. This decrease was mainly related to a decrease in professional fees.

Net income attributable to the Company’s shareholders was $15.6 million, or $0.30 per diluted share, compared to $10.6 million, or $0.21 per diluted share.

Adjusted EBITDA5 was $85.5 million, compared to $75.6 million. The increase in Adjusted EBITDA is mainly related to the commencement of commercial operation of the third phase of the McGinness Hills Complex. A reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Dividend

On November 6, 2019, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.11 per share pursuant to the Company’s dividend policy. The dividend will be paid on December 4, 2019 to shareholders of record as of the close of business on November 20, 2019.

ConfERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, November 7, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

5 Reconciliation is set forth below in this release

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Investors may access the call by dialing:

Participant dial in (toll free): Participant international dial in: Conference replay US Toll Free: International Toll: Replay Access Code:	1-877-511-6790 1-412-902-4141 1-877-344-7529 1-412-317-0088 10135777

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 584 employees in the United States and 762 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for a vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,900 MW of gross capacity. Ormat’s current 917 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three- and Nine-Month Periods Ended September 30, 2019 and 2018

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$123,978	$116,891	$395,965	$371,559
Product	43,037	48,439	147,195	152,026
Other	3,484	1,150	10,442	5,217
Total revenues	170,499	166,480	553,602	528,802
Cost of revenues:
Electricity	80,124	79,845	231,442	234,563
Product	31,073	35,669	114,495	106,968
Other	3,807	2,174	12,844	7,645
Total cost of revenues	115,004	117,688	358,781	349,176
Gross profit	55,495	48,792	194,821	179,626
Operating expenses:
Research and development expenses	1,062	706	2,772	3,065
Selling and marketing expenses	3,783	8,578	10,924	15,989
General and administrative expenses	11,931	13,602	41,801	43,321
Write-off of unsuccessful exploration activities	—	4	—	123
Operating income	38,719	25,902	139,324	117,128
Other income (expense):
Interest income	482	214	1,195	516
Interest expense, net	(20,076)	(18,700)	(62,816)	(48,890)
Derivatives and foreign currency transaction gains (losses)	205	(383)	696	(2,511)
Income attributable to sale of tax benefits	4,056	4,066	16,457	14,983
Other non-operating expense, net	244	309	1,362	7,662
Income before income taxes and equity in losses of investees	23,630	11,408	96,218	88,888
Income tax (provision) benefit	(9,626)	(1,184)	(20,136)	(3,347)
Equity in losses of investees, net	1,085	(117)	3,334	1,481

Net income	15,089	10,107	79,416	87,022
Net income attributable to noncontrolling interest	516	474	(3,927)	(7,276)
Net income attributable to the Company's stockholders	$15,605	$10,581	$75,489	$79,746

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.31	$0.21	$1.49	$1.58

Diluted:
Net Income	$0.30	$0.21	$1.48	$1.56

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,933	50,645	50,816	50,627
Diluted	51,334	50,963	51,124	50,985

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Condensed Consolidated Balance Sheet

For the Periods Ended September 30, 2019 and December 31, 2018

(Unaudited)

	September 30,	December 31,
	2019	2018

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$97,602	$98,802
Restricted cash and cash equivalents	82,435	78,693
Receivables:
Trade	139,226	137,581
Other	18,482	19,393
Inventories	39,324	45,024
Costs and estimated earnings in excess of billings on uncompleted contracts	43,125	42,130
Prepaid expenses and other	12,116	51,441
Total current assets	432,310	473,064
Investment in an unconsolidated company	73,714	71,983
Deposits and other	21,078	18,209
Deferred income taxes	131,820	113,760
Property, plant and equipment, net	1,962,637	1,959,578
Construction-in-process	352,013	261,690
Operating lease right of use	58,170	—
Financing lease right of use	18,046	—
Deferred financing and lease costs, net	957	3,242
Intangible assets, net	188,815	199,874
Goodwill	19,933	19,950
Total assets	$3,259,493	$3,121,350
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$137,176	$116,362
Short-term revolving credit lines with banks (full recourse)	—	159,000
Commercial paper	50,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	6,003	18,402
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	39,393	33,493
Other loans	34,135	29,687
Full recourse	76,572	5,000
Operating lease liabilities	6,253	—
Finance lease liabilities	3,191	—
Total current liabilities	352,723	361,944
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	344,924	375,337
Other loans	326,227	320,242
Full recourse:
Senior unsecured bonds	286,401	303,575
Other loans	73,384	41,579
Operating lease liabilities	17,698	—
Finance lease liabilities	12,224	—
Liability associated with sale of tax benefits	118,811	69,893
Deferred lease income	43,264	48,433
Deferred income taxes	86,475	61,323
Liability for unrecognized tax benefits	15,053	11,769
Liabilities for severance pay	18,570	17,994
Asset retirement obligation	44,810	39,475
Other long-term liabilities	5,400	16,087
Total liabilities	1,745,964	1,667,651

Redeemable non-controlling interest	8,741	8,603

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	910,651	901,363
Retained earnings (accumulated deficit)	480,879	422,222
Accumulated other comprehensive income (loss)	(10,848)	(3,799)
	1,380,733	1,319,837
Noncontrolling interest	124,055	125,259
Total equity	1,504,788	1,445,096
Total liabilities and equity	$3,259,493	$3,121,350

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and Nine-Month Periods Ended September 30, 2019 and 2018

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and nine-month periods ended September 30, 2019 and 2018.

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018

	(in thousands)		(in thousands)
Net income	$15,089	$10,107	$79,416	$87,022
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	19,594	18,486	61,621	48,374
Income tax (benefit) provision	9,626	1,184	20,136	3,347
Adjustment to investment in unconsolidated company:
our proportionate share in interest, tax and depreciation and amortization	2,644	3,784	7,884	11,768
Depreciation and amortization	36,365	33,687	106,982	94,983
EBITDA	$83,318	$67,248	$276,039	$245,494

Mark-to-market gains or losses from accounting for derivatives	(330)	(297)	(1,909)	1,202
Stock-based compensation	2,228	3,559	7,231	7,382
Insurance proceeds in excess of assets carrying value	—	—	—	(7,150)
Termination fee	—	4,973	—	4,973
Merger and acquisition transaction cost	250	120	750	2,790
Write-off of unsuccessful exploration activities	—	—	—	119
Adjusted EBITDA	$85,466	$75,603	$282,111	$254,810

Puna's related EBITDA	1,490	1,650	(1,311)	(4,905)

Adjusted EBITDA excluding Puna's impact	86,956	77,253	280,800	249,905

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income attributable to the Company's stockholders

For the Three-Month and Nine-Month Periods Ended September 30, 2019 and 2018

(Unaudited)

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following table reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three-month and nine-month periods ended September 30, 2019 and 2018.

	Three Months Ended September 30
	2019	2018

	(in millions)
Net income attributable to the Company's stockholders	$15.6	$10.6

One-timetermination fee	—	5.0

Adjusted Net income attributable to the Company's stockholders	$15.6	$15.6

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.3	51.0

Diluted Adjusted EPS	0.30	0.31

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